                               FIFTH AMENDMENT TO
                    GROUND SUBLEASE AND SUBLICENSE AGREEMENT


     THIS FIFTH AMENDMENT to Ground Sublease and Sublicense Agreement (the "Fifth Amendment") is made this _____ day of January, 1996 by and between ILLINOIS CENTER GOLF PARTNERS L.P., an Illinois limited partnership ("Tenant") and ILLINOIS CENTER PLAZA VENTURE, an Illinois limited partnership ("Landlord").

     WHEREAS, the parties have heretofore entered into that certain Ground Sublease and Sublicense Agreement dated July 14, 1993, which Ground Sublease and Sublicense Agreement was amended by First Amendment to Ground Sublease and Sublicense Agreement dated May 31, 1994, by Second Amendment to Ground Sublease and Sublicense Agreement dated August 1, 1994, by Third Amendment to Ground Sublease and Sublicense Agreement dated September 14, 1994, and by Fourth Amendment to Ground Sublease and Sublicense dated October 17, 1994 (as amended, the "Sublease") for certain real property consisting of approximately 23.9 acres located within an area commonly referred to as Illinois Center in the City of Chicago, State of Illinois as described on Exhibit A and Exhibit B to the Sublease; and

     WHEREAS, the parties desire to further amend the Sublease as hereinafter set forth.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1. The third sentence of Section 1.02(b) shall be amended in its entirety to read as follows:

     No item shall be paid unless all items having higher priority shall have been paid in full or reasonable reserves made therefor, except that the Tenant Contribution shall not be paid below the sum (the "Coverage Amount") of $500,000 plus the then outstanding Principal Advances (as hereinafter defined), and upon reduction of the Tenant Contribution to the Coverage Amount, any excess Operational Proceeds shall then be distributed to items having lower priority, such excess Operational Proceeds being hereinafter defined as the "Excess Proceeds".

     2. The definition of "Debt Service" as set forth in Section 1.02(c) is amended in its entirety to read as follows:


          (c) DEBT SERVICE. All payments on Total Indebtedness of up to $2,250,000 under the Textron Mortgage (as defined in the Fifth Amendment to this

     Sublease) and all payments of principal and interest on the Permitted Resun Debt. A copy of the Promissory Note executed with respect to the Textron Mortgage is attached as Exhibit J hereto. A copy of the Promissory Note executed with respect to the Permitted Resun Debt is attached as Exhibit K hereto. "Total Indebtedness" shall mean such amounts as shall be outstanding from time to time consisting of principal advances to the Tenant ("Principal Advances") of up to $1,750,000, plus accrued and unpaid carrying charges of up to $500,000 ("Carrying Charges"), if any, consisting of accrued and unpaid interest, late charges, advances, collection costs and attorneys fees payable under the Textron Mortgage loan documents.

     3. The first sentence of Section 1.02(e) shall be amended in its entirety to read as follows:

          (e) EXPENSES. Expenses shall mean and include all those costs, expenses and disbursements which Tenant shall pay in connection with the management, operation, insurance, marketing, maintenance and repair of the Facilities on the Property and the maintenance, replacement and repair of the personal property, fixtures, machinery, equipment, systems and apparatus located in or used in connection with the Facilities and which are incurred or paid after December 31, 1993.

     4. Retroactively to July 14, 1993, the eighth sentence of Section 1.02(e) is amended in its entirety to read as follows:

     The reasonable cost of any required capital equipment or improvements (not funded from the capital improvement reserve and not incurred prior to December 31, 1995) shall be amortized over a period reasonably determined by Tenant as the useful life of such capital item in accordance with the federal tax code and regulations thereunder, provided that capital items costing less than Ten Thousand Dollars ($10,000) in the aggregate in any one year, at Tenant's option, may be expensed in a single year.

     5. The last sentence of Section 1.02(e) is amended in its entirety to read as follows:

     Lease payments for minor equipment leases having annual aggregate lease payments of not more than $12,500 per annum shall be Expenses. Expenses shall not include any amounts paid from the initial $1,750,000 Principal Advance of the Textron Mortgage. The amount of Tax Contribution payable for 1995, if any, shall be due and payable on July 1, 1996. In the event of foreclosure by


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

     the Mortgagee and transfer of the Tenant's interest under this Sublease to any person or entity other than Mortgagee and provided Landlord has not affirmatively accepted in writing the transferee and its management pursuant to Sections 9.01(iv) and (v) hereof by written instrument expressly providing for such acceptance on or before the first day of June following the first year anniversary of the transfer, then Expenses shall include sixty percent (60%) of the monthly Tax Contribution accruing from and after such June 1, and such amount shall be payable commencing on the following August 1, and on the first day of each month thereafter.

     6.   Subsection (viii) of Section 1.02(m) is deleted.

     7.   The following is added to Section 1.02(q):

     In the event of foreclosure by the Mortgagee and transfer of the Tenant's interest under this Sublease to any person other than the Mortgagee and provided Landlord has not affirmatively accepted the transferee and its management pursuant to Sections 9.01(iv) and (v) hereof by written instrument expressly providing for such acceptance on or before the first day of June following the first year anniversary of the transfer, then the Tax Contribution to be paid as the third priority under the Application of Funds shall consist of:
     (i) the amount of the Tax Contribution accrued prior to such June 1; plus (ii) forty percent (40%) of the amount of the Tax Contribution accruing subsequent to such June 1.

     8.   Section 1.02(r) is amended in its entirety as follows:

          (r) TENANT PREFERRED RETURN. An amount equal to (i) 5% per annum, cumulative and compounded annually multiplied by the amount of the Tenant Contribution as the same may be reduced from time to time by payment of Operational Proceeds, that is equal to the lesser of:
     (A) the aggregate amount of the Excess Proceeds or (B) the Tenant Contribution as the same may be reduced from time to time, plus (ii)
     15% per annum, cumulative and compounded annually, multiplied by the amount, if any, of the Tenant Contribution, as the same may be reduced from time to time by payment of Operational Proceeds, that exceeds the amount of the Excess Proceeds. Upon transfer of the Tenant's interest in this Sublease to the Mortgagee or its assignee or transferee by foreclosure or otherwise, or purchase of the Tenant's interest in this Sublease by a third party at the foreclosure sale: (iii) any accrued but unpaid Tenant Preferred Return prior to the date of transfer shall be cancelled; and (iv) the New Tenant Contribution (as hereinafter defined) shall be substituted for the Tenant Contribution in
     (ii) above. The Tenant Preferred Return shall be paid not more frequently than monthly to the extent Operational Proceeds are available after payment of items 1 through 4 in accordance with the Application of Funds. For the purposes of calculation under this Sublease, Tenant Preferred Return shall be calculated on the Tenant Contribution as and when such amounts are expended for the development of the Facilities (and not the entire amount of the Tenant Contribution from the day of first expenditure) and assuming expenditure as of the last day of the month in which funds were expended.

     9.   Section 1.02(t) is amended in its entirety to read as follows:

          (t) TENANT CONTRIBUTION. The amount of $3,500,000 reduced upon funding of the Textron Mortgage by the sum of $225,000 (which relates to excess construction costs paid pursuant to paragraph 17(iii) of the Fifth Amendment to this Sublease and subject to adjustment as provided therein) and further reduced by $40,000 (as additional consideration). In the event of a transfer of the Tenant's interest in this Sublease to the Mortgagee or its assignee or transferee, by foreclosure or otherwise, or purchase of the Tenant's interest in this Sublease by a third party at the foreclosure sale, the Tenant Contribution shall be (the "New Tenant Contribution") the least of: (i) the Tenant Contribution immediately prior to the transfer; (ii) the total consideration paid to the Mortgagee by the assignee or transferee of the Tenant's interest in this Sublease; or (iii) the Total Indebtedness, which Total Indebtedness shall not exceed $2,250,000. The New Tenant Contribution shall be increased by the cost of capital improvements to the Property incurred by Mortgagee or its assignee or transferee reasonably necessary to operate the Facilities which costs are reasonably approved in advance in writing by Landlord and which shall not exceed $500,000 in the aggregate. All references to "Tenant Contribution" in this Sublease shall be deemed to include a reference to the "New Tenant Contribution" when such latter term is applicable. The amount of the New Tenant Contribution shall be reduced by the amount of the Total Indebtedness immediately after the transfer, if any, but not less than zero. The Tenant Contribution shall be reduced by payment not more frequently than monthly to the extent Operational Proceeds are available after payment of items 1 through 5 in accordance with the Application of Funds provided that the Tenant Contribution shall not be paid below the Coverage Amount. In the event the Coverage Amount exceeds the Tenant Contribution by reason of additional Principal Advances or otherwise, the Tenant Contribution shall not thereafter be increased by payment or retention of funds to meet such standard.

     10.  Section 1.02(u) is amended in its entirety to read as follows:

          (u) PERMITTED RESUN DEBT. The amount of $386,529.91 of the $584,000 Promissory Note dated January 31, 1996 payable by the Tenant to Resun Leasing Incorporated. Tenant represents to Landlord that $386,529.91 of such indebtedness represents a refinance of items leased which were includable as Expenses prior to the execution of the Fifth Amendment to this Sublease.

     11.  The following shall be added immediately before the last sentence of
Section 4.01:

     Such monthly statements shall (i) show in reasonable detail the amounts within each category of Operational Proceeds and within each category of items 1 through 8 of the Application of Funds and (ii) have an individual column for every previous month in that fiscal year as well as a cumulative year to date total. In addition, as supplemental information with each such report, there shall be included monthly and year to date results as compared to budget. It is acknowledged that this latter supplemental information may be on an accrual basis of accounting which is different from the basis which is otherwise used for monthly reporting and the Reconciliation Statement required under this Sublease.

     12.  Section 6.05 shall be amended in its entirety to read as follows:

          6.05 TERMINATION BY LANDLORD. At any time, upon not more than sixty (60) nor less than forty-five (45) days prior written notice, Landlord may terminate this Sublease in its entirety provided Landlord does not operate the Property as a golf facility for a period of nine
     (9) months after the giving of such notice.

     13. The third and fourth sentences of Section 6.06(a) are amended in their entirety to read as follows:

     The Termination Guaranty shall be an amount equal to the sum of: (I) 15.14% (the "Guaranty Percentage") ($265,000, which consists of
     $225,000 for excess construction costs paid pursuant to paragraph 17(iii) of the Fifth Amendment to this Sublease plus $40,000 for additional consideration, divided by $1,750,000) of the outstanding Principal Advances of the Textron Mortgage as of the Termination Date (such Guaranty Percentage to be adjusted to the extent the final accounting for the excess construction costs paid pursuant to paragraph 16 of the Fifth Amendment to this Sublease varies from the $225,000 used for this calculation; furthermore, in the event of any additional Principal Advances, the Guaranty Percentage shall be the quotient of (v) the product of the principal balance outstanding immediately before the advance multiplied by the Guaranty Percentage immediately before the advance, divided by (w) the principal balance outstanding immediately after the advance, (II) the Tenant Contribution outstanding as of the Termination Date and (III) an amount equal to the Tenant Preferred Return accrued during the period ending on the earlier of (x) the Termination Date or (y) last day of the 24th month after the Opening Date, not theretofore paid. Anything herein to the contrary notwithstanding, the Termination Guaranty cannot exceed an amount equal to $4,430,375. In the event of a transfer of the Tenant's interest in this Sublease to the Mortgagee or its assignee or transferee, by foreclosure or otherwise, or purchase of the Tenant's interest in this Sublease by a third party at the foreclosure sale, the Termination Guaranty shall be an amount equal to the sum of: (IV) the amount of the New Tenant Contribution; plus (V) the outstanding Total Indebtedness of the Permitted Mortgage on the Termination Date. Notwithstanding the foregoing, the sum of (IV) and (V) shall not in any event exceed the amount of $2,750,000 and the amount of the Termination Guaranty immediately prior to such transfer in excess of such sum shall be cancelled as of the date of transfer.

     14.  The following is added after the last sentence of Section 9.02:

     The amount of any replacement mortgage shall never exceed the amount of the Total Indebtedness on the date such replacement mortgage is funded. Except with respect to the provisions of paragraph 18 of the Fifth Amendment to this Sublease, which shall be personal to the holder of the Textron Mortgage, all provisions for the benefit of and references to the Textron Mortgage and Permitted Mortgage in this Sublease shall inure to the benefit of and refer to any permitted replacement mortgage.

     15.  The following is added to Section 9.02 of the Sublease:

     In the event of a Permitted Mortgage of Tenant's interest in the
     Sublease:


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

     (a) Copies of all written notices under the Sublease including notices of default shall be delivered in the manner specified in
     Section 25 to the Mortgagee at the following address:

                    Textron Financial Corporation
                    5901-A Peachtree Dunwoody Road
                    Suite 300
                    Atlanta, Georgia  30328
                    Attention:  Legal Department

     or such other address as such Mortgagee may give to Landlord by written notice delivered in accordance with the notice requirements provided under the Sublease.

     (b) The Mortgagee shall have a thirty (30) day option to cure defaults under the Sublease (which period may be contemporaneous with any right of Tenant to cure) or such greater time as is reasonably necessary to cure a default which cannot be cured within such time if Mortgagee is diligently pursuing a cure therefor. Notwithstanding the foregoing grace period, if the nature of the default is such that Landlord could forfeit rights or benefits or result in the acceleration of obligations under PD70 or other governmental ordinance or regulation, Mortgagee's grace period shall be the lesser of (i) the time period provided in the prior sentence or (ii) the period which expires ten (10) business days prior to the date (as it may be extended in writing prior to expiration of this period) upon which the applicable governmental authority may effect a forfeiture of rights or benefits or acceleration of obligations.

     (c) Prior to receipt of written notice executed by the Mortgagee of termination of the Permitted Mortgage the Tenant shall not be entitled to surrender, cancel, terminate, modify or amend the Sublease, or exercise any option to accomplish the foregoing, without the prior written consent of the Mortgagee which shall not be unreasonably withheld, provided, however, that Mortgagee will have the sole and absolute discretion to withhold or deny its consent for any proposed
     (i) surrender, cancellation or termination of the Sublease by Tenant or (ii) amendment or modification of the Sublease which would (A) affect the rights of the Mortgagee under Section 9 of the Sublease or
     (B) amend or modify the provisions of Section 6.06 of the Sublease.

     (d) Prior to receipt of written notice executed by the Mortgagee of termination of the Permitted Mortgage, all payments of the Termination Guaranty pursuant to Section 6.06 hereof shall be paid to the Mortgagee.

     (e) In the event the Mortgagee shall acquire the Tenant's interest in the Sublease by foreclosure or otherwise, and the Mortgagee shall receive a bona fide offer for the purchase or assignment of the Tenant's interest in this Sublease which the Mortgagee desires to accept, the Mortgagee shall give written notice (the "Offering Notice") thereof to the Landlord in accordance with the notice provisions of the Sublease. The Offering Notice shall contain the name and address of the proposed purchaser or assignee, a credit report (i.e., Dun & Bradstreet or similar report) for the proposed purchaser or assignee and its primary owners unless the purchaser/assignee files reports under the Securities Exchange Act of 1934, a description of experience in the golf industry, a true and complete copy of the terms and conditions of the offer, and an offer to sell the Tenant's interest in this Sublease to Landlord in preference to the proposed purchaser or assignee upon the same terms and conditions as set forth in the Offering Notice. Landlord shall have a period of fifteen (15) business days after receipt of the Offering Notice within which to agree in writing to purchase the Tenant's interest in this Sublease in accordance with the terms of the Offering Notice. If Landlord fails to agree to purchase the Tenant's interest in this Sublease within such fifteen (15) business day time period, the Mortgagee shall have the right to complete the sale to the proposed purchaser for a period of one hundred eighty (180) days after waiver or lapse of Landlord's option to purchase. In the event of any change in the identity of the proposed purchaser or in the material terms and conditions of the offer or failure to close within said one hundred eighty (180) day period, written notice thereof shall be given by the Mortgagee to Landlord and the Tenant's interest in this Sublease may not be sold or assigned without first being offered to Landlord in accordance with this paragraph.

     16. The fourth sentence of Section 21.01 is amended in its entirety to read as follows:

     Tenant shall pay to Landlord (the "Tax Contribution") the sum of $10,417 per month ("Base Tax Rate") commencing with the first day of the first month following the Opening Date as partial reimbursement of Real Estate Taxes payable by Landlord solely out of Operational Proceeds, after payment of items 1 and 2 in accordance with the Application of Funds except that Tenant shall pay as Expenses the portion of the Tax Contribution as required by Section 1.02(e).


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

     17. The parties contemplate the initial Principal Advance by Textron Financial Corporation of $1,750,000 of a $2,000,000 mortgage (the "Textron Mortgage") on or about the date of this Amendment and acknowledge that the Textron Mortgage shall be a Permitted Mortgage, as defined in the Sublease provided such acknowledgement does not constitute an approval or disapproval of the terms of such mortgage nor does such acknowledgement waive or modify any term of the Sublease except as expressly provided herein, such encumbrance being subject to the terms of the Sublease. Tenant shall not obtain Principal Advances under the Textron Mortgage which would cause the outstanding Principal Advances on the Textron Note to exceed $1,750,000. The initial Principal Advance of $1,750,000 shall not be deemed Operational Proceeds nor disbursed in accordance with the Application of Funds. The proceeds of such funding shall be generally applied as follows:

          (i)  $850,000 to Resun Leasing Inc.;

         (ii)  $200,000 to Associated Bank;

        (iii)  $225,000 for excess construction costs payable; and

         (iv)  $475,000 for operations.

     To the best of Tenant's knowledge, the expenditures under item (iii) will constitute payment in full of all construction vendors from the construction of the Facilities. The amount applied pursuant to item (iv) shall cause a corresponding reduction in Expenses in 1996. Tenant agrees to include a detailed accounting of the application of such proceeds with the January or February, 1996 (as applicable) operating statements for the Facility. To the extent the final accounting for items (iii) and (iv) vary from the amounts stated above, the parties shall make appropriate adjustment to the Tenant Contribution, Termination Guaranty and to the reduction in Expenses in 1996.
The parties acknowledge and agree that any Principal Advances to the Tenant from the Textron Mortgage in excess of the initial Principal Advance of $1,750,000 shall be treated as Operational Proceeds.

     18. In the event of a foreclosure of the Textron Mortgage of the Tenant's interest under the Sublease, Landlord agrees that the conditions of Sections 9.01(iv) and (v) will be satisfied if the provisions of Section 9.02(e) are satisfied and the proposed assignee is an individual or entity which has at least two (2) years experience in and is currently managing at least one 18-hole golf course having a United States Golf Association course and slope rating.

     19. Upon submission of invoice, Tenant agrees to pay Landlord's reasonable attorneys fees incurred in connection with the review of this Fifth Amendment in an amount not to exceed $5,000.


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

     20. Tenant agrees to provide an annual budget for the operation of the Property for each calendar year within thirty (30) days after approval by the general partner of Tenant but not later than March 31 of such year.

     21. This Fifth Amendment may be executed in counterparts, which together shall be one original document, or in multiple copies, each of which shall be deemed to be an original.

     22. The liability of the partners of Landlord shall be limited to, and collected solely from, the net assets of Landlord and no partner of Landlord nor any such partner's separate property shall have any liability hereunder. A deficit capital account of any partner in Landlord shall not be deemed to be an asset of the Landlord. The foregoing exculpation shall not limit the rights of the Tenant against the Owners as specified under Section 6.06(b) of the Sublease.

     23. The Sublease, as amended hereby, is hereby ratified and confirmed between the parties. Except as modified herein, the Sublease shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Fifth Amendment as of the day and year first above written.

                         "LANDLORD"

                         ILLINOIS CENTER PLAZA VENTURE, an
                         Illinois limited partnership

                         By: Metropolitan Structures, an Illinois general partnership, general partner

                              By:  Metco Properties, an Illinois limited
                                   partnership, a general partner


                                   By: /s/ BENJAMIN A. SEVIS
                                      -------------------------
                                        a General Partner

                         By:  Illinois Center Corporation, a Delaware
                              corporation


                              By:  /s/ ILLEGIBLE
                                 ------------------------------
                              Its: Vice President
                                  -----------------------------

                         "TENANT"

                         ILLINOIS CENTER GOLF PARTNERS L.P.,
                         an Illinois limited partnership

                         By:  TVG (Illinois Center) Inc., a Colorado corporation


                              By: /s/ J.D. FINLEY
                                 ------------------------------
                                   J.D. Finley
                              Its: Vice President

Acknowledged and approved:

TEXTRON FINANCIAL CORPORATION


By:  /s/ ILLEGIBLE
   -----------------------------
Its: Vice President
    ----------------------------










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